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                                                            Exhibit (d)(13)(iii)

(ING FUNDS LOGO)

September 21, 2006

Jock Patton
Lead Independent Trustee of ING Equity Trust
7337 E. Doubletree Ranch Road
Scottsdale, AZ 85258

Dear Mr. Patton:

Pursuant to Section 3 of the Amended and Restated Expense Limitation Agreement dated February 1, 2005 (the "Agreement"), between ING Investments, LLC and ING Equity Trust, this letter serves as notice of termination of the Agreement with respect to ING Principal Protection Fund, effective as of October 12, 2006.

Very truly yours,

/s/ Todd Modic
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Todd Modic
Senior Vice President
ING Equity Trust

7337 E. Doubletree Ranch Rd.       Tel: 480-477-3000        ING Investments, LLC
Scottsdale, AZ 85258-2034          Fax: 480-477-2744
                                   www.ingfunds.com